Exhibit 99.1

Tapestry, Inc. Delivers Strong Third Quarter Results and Raises Fiscal 2023 Outlook

  Achieved Revenue Growth of 5% on a Reported Basis or 9% on a Constant Currency Basis with Growth Across Brands
  Expanded Operating Margin Versus Last Year, Fueled by a Gross Margin Increase of 290 Basis Points
  Increased Diluted EPS by Over 50% Versus Last Year to $0.78, Significantly Outperforming Expectations
  On Track to Return a Total of $1 Billion to Shareholders in Fiscal 2023

Link to Download Tapestry’s Q3 2023 Earnings Presentation, Including Brand Highlights

NEW YORK--(BUSINESS WIRE)--May 11, 2023--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of iconic accessories and lifestyle brands consisting of Coach, Kate Spade, and Stuart Weitzman, today reported results for the fiscal third quarter ended April 1, 2023.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our strong third quarter results were significantly ahead of expectations, demonstrating the power of brand building, customer centricity, and our agile operating model. We delivered solid revenue gains, expanded both gross and operating margin, and drove robust earnings growth. Importantly, we continued to advance our strategic agenda, creating lasting customer relationships around the world through product innovation and compelling omni-channel experiences – a testament to the ingenuity of our talented teams.”

“Looking forward, we are well-positioned to deliver sustainable, profitable growth against a volatile backdrop. We’re harnessing the strength of our iconic brands, enhanced by our direct-to-consumer, globally diversified, and data-driven platform. At the same time, we’re continuing to make investments that fuel brand magic and empower us to move at the speed of the consumer both today and for years to come. Our runway is significant and we remain steadfast in our commitment to drive long-term growth and shareholder value.”

Shareholder Return Programs

The Company continues to expect to return approximately $1.0 billion to shareholders in Fiscal 2023 given its strong balance sheet, free cash flow generation and outlook for growth. This includes the following expectations:

  Share Repurchases: Tapestry remains on track to repurchase approximately $700 million in common stock in the current fiscal year. During the first nine months of Fiscal 2023, Tapestry spent $500 million to repurchase 13.1 million shares of its common stock at an average cost of $38.16 per share, including $200 million spent in the third quarter to repurchase 4.7 million shares of its common stock at an average cost of $42.49.
  Dividend Payments: The Company remains committed to its plan to pay shareholders an annual dividend of $1.20 per share in the current fiscal year, representing a 20% increase compared to prior year, totaling approximately $300 million.

Tapestry, Inc. Fiscal 2023 Third Quarter Financial & Strategic Highlights

During the quarter, the Company advanced its strategic priorities: building lasting customer relationships, fueling fashion innovation and product excellence, delivering compelling omni-channel experiences, and powering global growth. Highlights of the quarter include:

  Drove customer engagement with our brands, acquiring over 1.2 million new customers in North America alone, of which approximately half were Gen Z and Millennial consumers;
  Powered global growth, delivering a 5% revenue gain on a reported basis, or a 9% increase on a constant currency basis, which exceeded the company’s outlook and included growth at each brand;
  Fueled International revenue growth of nearly 20% at constant currency, led by a greater-than-expected inflection in Greater China, which rose approximately 20%, as well as growth of over 20% in Japan and Other Asia and a 4% increase in Europe;
  Achieved a low-single-digit revenue gain in North America, ahead of expectations, driven by higher-than-anticipated transactions;
  Delivered approximately 10% Direct-to-Consumer revenue growth at constant currency, led by a low-teens increase in stores and mid-single-digit gain in Digital, with both expanding operating margin compared to the prior year;
  Fueled fashion innovation and product excellence to drive handbag AUR gains, including growth in North America, supported by pricing actions, promotional discipline and the Company’s data and analytics capabilities;
  Reported gross margin above expectations and 290 basis points ahead of the prior year despite FX headwinds, benefiting from lower freight expense and operational outperformance;
  Expanded operating margin by over 275 basis points compared to last year, led by gross margin gains and supported by disciplined expense management;
  Delivered earnings per diluted share significantly ahead of expectations and last year, primarily due to operational outperformance, as well as a favorable timing shift of approximately $0.05 with the fourth quarter; drove earnings per diluted share over 50% above last year despite $0.10 of currency headwinds;
  Maintained tight inventory control, ending the quarter with inventory levels 2% above the prior year; now positioned to end the fiscal year with inventory approximately even with last year, favorable to the prior outlook given the Company’s third quarter outperformance and continued focus on inventory turn;
  Returned $270 million to shareholders in the quarter and $714 million year-to-date through a combination of share repurchases and dividends.

Overview of Fiscal 2023 Third Quarter Financial Results

  Net sales totaled $1.51 billion compared to $1.44 billion in the prior year, representing a reported year-over-year increase of 5%. Excluding a 370 basis point headwind from currency due to the appreciation of the U.S. Dollar, revenue increased 9% versus last year.
  Gross profit totaled $1.10 billion, while gross margin was 72.8%, which reflected a benefit of 360 basis points from lower freight expense, as well as operational improvements, partially offset by an FX headwind of 120 basis points. This compared to prior year gross profit of $1.01 billion, representing a gross margin of 69.9%.
  SG&A expenses totaled $872 million and represented 57.8% of sales. This compared to reported SG&A expenses in the prior year period of $836 million, which represented 58.1% of sales. On a non-GAAP basis, SG&A expenses were $829 million, or 57.7% of sales in the prior year period.
  Operating income was $226 million, while operating margin was 15.0%. The Company’s operating margin was negatively impacted by an FX headwind of approximately 170 basis points. This compared to reported operating income of $169 million and operating margin of 11.8% in the prior year. On a non-GAAP basis, prior year operating income was $176 million, while operating margin was 12.2%.
  Net interest expense was $6 million compared to $15 million in the year-ago period.
  Other income was $3 million in the quarter, primarily due to an FX gain associated with the movement of the U.S. Dollar within the quarter. This compared to other expense of $3 million in the prior year period.
  Net income was $187 million, with earnings per diluted share of $0.78. This compared to reported net income of $123 million and earnings per diluted share of $0.46 in the prior year period. On a non-GAAP basis, net income was $136 million with earnings per diluted share of $0.51 in the prior year period. The tax rate for the quarter was 16.4%, as compared to the prior year period tax rate of 19.2% and 13.8% on a reported and non-GAAP basis, respectively.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $652 million and total borrowings outstanding were $1.67 billion.
  Inventory of $934 million at quarter-end was favorable to expectations and approximately 2% above the prior year’s ending inventory of $913 million. Given strong inventory control, Tapestry now expects year-end inventory to be in-line with the prior year.
  Cash flow from operating activities for the third quarter was an inflow of $112 million compared to an outflow of $52 million in the prior year period. Free cash flow for the third quarter was an inflow of $71 million compared to an outflow of $55 million in the prior year period. This included CapEx and implementation costs related to Cloud Computing of $57 million versus $36 million a year ago. On a year-to-date basis, cash flow from operating activities was an inflow of $575 million compared to an inflow of $616 million in the prior year period. Free cash flow was an inflow of $425 million compared to an inflow of $541 million in the prior year. This included CapEx and implementation costs related to Cloud Computing of $206 million versus $119 million a year ago.

Fiscal Year 2023 Outlook

The Company is raising its Fiscal 2023 revenue and earnings outlook due to its outperformance in the third fiscal quarter.

Tapestry now expects the following for Fiscal 2023, which replaces all previous guidance:

  Revenue approaching $6.7 billion, which is in the area of prior year and includes approximately 320 basis points of FX pressure. On a constant currency basis, revenue is expected to grow approximately 3% versus last year;
  Net interest expense of approximately $30 million;
  Tax rate of approximately 19.0%;
  Weighted average diluted share count of approximately 242 million shares, incorporating approximately $700 million of expected share repurchases;
  Earnings per diluted share of $3.85 to $3.90, representing a low double-digit growth rate compared to the prior year on a non-GAAP basis despite a currency headwind of approximately $0.40.

The Company's outlook assumes the following:

  No further appreciation of the U.S. Dollar; information provided based on spot rates at the time of forecast;
  Continued gradual recovery in Greater China from Covid-related disruption; no further significant lockdowns or incremental supply chain pressures from the Covid-19 pandemic;
  No material worsening of inflationary pressures or consumer confidence; and
  No benefit from the potential reinstatement of the Generalized System of Preferences (GSP).

Given the dynamic nature of these and other external factors, financial results could differ materially from the outlook provided.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, May 11, 2023. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 2447089. A telephone replay will be available starting at 12:00 p.m. (ET) today for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2023 fourth quarter and full year results on Thursday, August 17, 2023.

To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2023 Outlook,” statements regarding long term performance, statements regarding the Company’s capital deployment plans, including anticipated annual dividend rates and share repurchase plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “expectation,” “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “commit,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “confident,” “future,” “uncertain,” “on track,” “achieve,” “strategic,” “growth,” “we see significant growth opportunities,” “view,” “we can stretch what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the ongoing Covid-19 pandemic, including impacts on our supply chain due to temporary closures of our manufacturing partners, price increases, temporary store closures, as well as production, shipping and fulfillment constraints, economic conditions, the ability to successfully execute our multi-year growth agenda, our ability to control costs, the ability to anticipate consumer preferences and retain the value of our brands, including our ability to execute on our e-commerce and digital strategies, the effects of existing and new competition in the marketplace, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, the impact of tax and other legislation and the risks associated with climate change and other corporate responsibility issues, etc. In addition, purchases of shares of the Company’s common stock will be made subject to market conditions and at prevailing market prices. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Consolidated Statement of Operations

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Nine Months Ended April 1, 2023 and April 2, 2022
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		NINE MONTHS ENDED
	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022

Net sales	$1,509.5	$1,437.5	$5,041.4	$5,059.6
Cost of sales	411.2	432.4	1,499.2	1,528.4
Gross profit	1,098.3	1,005.1	3,542.2	3,531.2
Selling, general and administrative expenses	872.0	835.6	2,643.4	2,603.9
Operating income	226.3	169.5	898.8	927.3
Loss on extinguishment of debt	-	-	-	53.7
Interest expense, net	6.1	14.8	21.4	46.8
Other expense (income)	(3.0)	3.0	1.1	8.3
Income before provision for income taxes	223.2	151.7	876.3	818.5
Provision for income taxes	36.5	29.0	164.4	151.0
Net income	$186.7	$122.7	$711.9	$667.5
Net income per share:
Basic	$0.80	$0.47	$2.99	$2.47
Diluted	$0.78	$0.46	$2.93	$2.42
Shares used in computing net income per share:
Basic	234.6	259.9	238.4	269.7
Diluted	239.7	265.5	243.2	275.9

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Nine Months Ended April 1, 2023 and April 2, 2022
(in millions)
(unaudited)

	QUARTER ENDED
	April 1, 2023	April 2, 2022	% Change vs. FY22	Constant Currency % Change FY22

Coach	$1,144.0	$1,072.4	7%	11%
Kate Spade	297.2	301.5	(1)%	1%
Stuart Weitzman	68.3	63.6	7%	10%
Total Tapestry	$1,509.5	$1,437.5	5%	9%

	NINE MONTHS ENDED
	April 1, 2023	April 2, 2022	% Change vs. FY22	Constant Currency % Change FY22

Coach	$3,713.0	$3,712.3	-%	4%
Kate Spade	1,109.4	1,101.4	1%	3%
Stuart Weitzman	219.0	245.9	(11)%	(9)%
Total Tapestry	$5,041.4	$5,059.6	(0)%	3%

Schedule 3: Condensed Consolidated Segment Data and Items Affecting Comparability

TAPESTRY, INC.
CONDENSED CONSOLIDATED SEGMENT DATA
(in millions, except per share data)
(unaudited)

	QUARTER ENDED	NINE MONTHS ENDED
	GAAP Basis (1) (As Reported)	GAAP Basis (1) (As Reported)
	April 1, 2023	April 1, 2023

Gross profit
Coach	866.5	2,710.7
Kate Spade	191.1	701.0
Stuart Weitzman	40.7	130.5
Gross profit	$1,098.3	$3,542.2

SG&A expenses
Coach	524.3	1,576.1
Kate Spade	183.1	600.8
Stuart Weitzman	39.9	134.1
Corporate	124.7	332.4
SG&A expenses	$872.0	$2,643.4

Operating income (loss)
Coach	342.2	1,134.6
Kate Spade	8.0	100.2
Stuart Weitzman	0.8	(3.6)
Corporate	(124.7)	(332.4)
Operating income (loss)	$226.3	$898.8

Provision for income taxes	36.5	164.4
Net income (loss)	$186.7	$711.9
Net income (loss) per diluted common share	$0.78	$2.93

(1) There were no items affecting comparability in the three and nine months ended on April 1, 2023
TAPESTRY, INC.
CONDENSED CONSOLIDATED SEGMENT DATA, AND
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended April 2, 2022			For the Nine Months Ended April 2, 2022
		Items Affecting Comparability			Items Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Non-GAAP Basis (Excluding Items)	GAAP Basis (As Reported)	Debt Extinguishment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Gross profit
Coach	780.0	-	780.0	2,689.2	-	-	2,689.2
Kate Spade	189.4	-	189.4	696.6	-	-	696.6
Stuart Weitzman	35.7	-	35.7	145.4	-	-	145.4
Gross profit	$1,005.1	$-	$1,005.1	$3,531.2	$-	$-	$3,531.2

SG&A expenses
Coach	494.5	1.5	493.0	1,564.7	-	4.0	1,560.7
Kate Spade	179.1	0.7	178.4	565.4	-	4.2	561.2
Stuart Weitzman	42.0	(0.1)	42.1	139.9	-	3.2	136.7
Corporate	120.0	4.2	115.8	333.9	-	20.3	313.6
SG&A expenses	$835.6	$6.3	$829.3	$2,603.9	$-	$31.7	$2,572.2

Operating income (loss)
Coach	285.5	(1.5)	287.0	1,124.5	-	(4.0)	1,128.5
Kate Spade	10.3	(0.7)	11.0	131.2	-	(4.2)	135.4
Stuart Weitzman	(6.3)	0.1	(6.4)	5.5	-	(3.2)	8.7
Corporate	(120.0)	(4.2)	(115.8)	(333.9)	-	(20.3)	(313.6)
Operating income (loss)	$169.5	$(6.3)	$175.8	$927.3	$-	$(31.7)	$959.0

Loss on extinguishment of debt	-	-	-	53.7	53.7	-	-

Provision for income taxes	29.0	7.3	21.7	151.0	(12.9)	(0.7)	164.6
Net income (loss)	$122.7	$(13.6)	$136.3	$667.5	$(40.8)	$(31.0)	$739.3
Net income (loss) per diluted common share	$0.46	$(0.05)	$0.51	$2.42	$(0.15)	$(0.11)	$2.68

Management utilizes non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

The segment gross profit and segment SG&A expenses presented in the Condensed Consolidated Segment Data, and GAAP to non-GAAP Reconciliation Table above, as well as SG&A expense ratio, and operating margin, are considered non-GAAP measures. These measures have been presented both including and excluding Acceleration Program costs for the third quarter and first nine months of fiscal 2022 and Debt Extinguishment costs for the first nine months of fiscal 2022. In addition, segment Operating Income (loss), Loss on extinguishment of debt, Provision for income taxes, Net income (loss), and Net Income (loss) per diluted common share, have been presented both including and excluding Acceleration Program costs for the third quarter and first nine months of fiscal 2022 and Debt Extinguishment costs for the first nine months of fiscal 2022.

There were no items affecting comparability in the third quarter and first nine months of fiscal 2023.

The Company also presents free cash flow, which is a non-GAAP measure, Free cash flow is calculated by taking the “Net cash flows provided by (used in) operating activities” less “Purchases of property and equipment” from the Condensed Consolidated Statement of Cash Flows. The Company believes that free cash flow is an important liquidity measure of the cash that is available after capital expenditures for operational expenses and investment in our business. The Company believes that free cash flow is useful to investors because it measures the Company’s ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet, invest in future growth and return capital to stockholders.

Schedule 4: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At April 1, 2023 and July 2, 2022
(in millions)

	(unaudited)	(audited)
	April 1, 2023	July 2, 2022
ASSETS
Cash, cash equivalents and short-term investments	$651.8	$953.2
Receivables	240.8	252.3
Inventories	934.1	994.2
Other current assets	392.2	374.1
Total current assets	2,218.9	2,573.8
Property and equipment, net	578.2	544.4
Lease right-of-use assets	1,363.8	1,281.6
Other noncurrent assets	2,823.5	2,865.5
Total assets	$6,984.4	$7,265.3
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$331.0	$520.7
Accrued liabilities	495.4	628.2
Short-term lease liabilities	294.7	288.7
Current debt	25.0	31.2
Total current liabilities	1,146.1	1,468.8
Long-term debt	1,641.6	1,659.2
Long-term lease liabilities	1,332.0	1,282.3
Other liabilities	601.3	569.5
Stockholders' equity	2,263.4	2,285.5
Total liabilities and stockholders' equity	$6,984.4	$7,265.3

Schedule 5: Condensed Consolidated Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Nine Months Ended April 1, 2023 and April 2, 2022
(in millions)

	(unaudited)	(unaudited)
	April 1, 2023	April 2, 2022
Cash Flows from Operating Activities
Net income	$711.9	$667.5
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	130.5	148.1
Loss on extinguishment of debt	-	53.7
Other non-cash items	45.7	71.5
Changes in operating assets and liabilities	(313.3)	(324.4)
Net cash provided by (used in) operating activities	574.8	616.4

Cash Flows from Investing Activities
Purchases of property and equipment	(149.6)	(75.1)
Purchase of investments	(6.3)	(523.4)
Other items	196.5	261.0
Net cash provided by (used in) investing activities	40.6	(337.5)

Cash Flows from Financing Activities
Dividend payments	(214.2)	(202.8)
Repurchase of common stock	(502.0)	(1,249.8)
Proceeds from issuance of debt, net of discount	-	498.5
Payment of debt extinguishment costs	-	(50.7)
Repayment of debt	(25.0)	(500.0)
Other items	(27.5)	36.5
Net cash provided by (used in) financing activities	(768.7)	(1,468.3)
Effect of exchange rate on cash and cash equivalents	0.7	(12.3)

Net (decrease) increase in cash and cash equivalents	(152.6)	(1,201.7)
Cash and cash equivalents at beginning of period	$789.8	$2,007.7
Cash and cash equivalents at end of period	$637.2	$806.0

Schedule 6: Store Count by Brand

TAPESTRY, INC.
STORE COUNT
At December 31, 2022 and April 1, 2023
(unaudited)

	As of			As of
Directly-Operated Store Count:	December 31, 2022	Openings	(Closures)	April 1, 2023
Coach
North America	341	-	(11)	330
International	612	7	(15)	604

Kate Spade
North America	208	1	(3)	206
International	192	6	(5)	193

Stuart Weitzman
North America	37	-	(1)	36
International	62	2	(5)	59
TAPESTRY, INC.
STORE COUNT
At July 2, 2022 and April 1, 2023
(unaudited)

	As of			As of
Directly-Operated Store Count:	July 2, 2022	Openings	(Closures)	April 1, 2023
Coach
North America	343	2	(15)	330
International	602	24	(22)	604

Kate Spade
North America	207	2	(3)	206
International	191	12	(10)	193

Stuart Weitzman
North America	39	-	(3)	36
International	61	4	(6)	59

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com
Kelsey Mueller
212/946-8183
Director of Investor Relations
kmueller@tapestry.com